Exhibit 107

Calculation of Filing Fee Table

F-1

(Form Type)

Hammerhead Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common shares (3)	457(c), (f)(1)	99,176,973	$8.06	$799,366,402.38	0.0001102	$88,090.18

Fees to Be Paid	Equity	Warrants (4)(5)	457(i)	12,737,500	—	—	—	—

Fees to Be Paid	Equity	Common shares issuable on exercise of Warrants (5)(6)	457(c), (f)(1), (i)	28,549,991	$12.60	$359,729,886.60	0.0001102	$39,642.23

	Total Offering Amounts					$1,159,096,288.98		$127,732.41

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$127,732.41

(1)

All to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

In accordance with Rule 457(f)(1), Rule 457(c), and Rule 457(i), as applicable, based on (i) in respect of Hammerhead Energy Inc.’s (the “Company”) Class A common shares, without par value (“Common Shares”), the average of the high ($8.41) and low ($7.70) prices of the Common Shares on the NASDAQ Capital Market (“NASDAQ”) on March 10, 2023 and (ii) in respect of the Common Shares issuable upon the exercise of the warrants to the purchase Common Shares (“Warrants”), the sum of (x) the average of the high ($1.14) and low ($1.05) prices for the Warrants on the NASDAQ on March 10, 2023 and (y) the $11.50 exercise price of the Warrants. Pursuant to Rule 457(i), no separate fee is required for the registration of Warrants.

(3)

The number of Common Shares being registered represents the sum of (A) up to 3,557,813 Common Shares issued to certain of the independent directors of Decarbonization Plus Acquisition Corporation IV (“DCRD”) and Decarbonization Plus Acquisition Sponsor IV, LLC (“DCRD Sponsor”) (collectively, the “DCRD Initial Shareholders”), in connection with the business combination described in the accompanying prospectus (the “Business Combination”), (B) up to 74,733,134 Common Shares issued to the affiliates of Riverstone Holdings LLC, which are shareholders of the Company and affiliates of DCRD Sponsor, including 4,348,437 Common Shares received in exchange for Class B ordinary shares of DCRD, par value $0.0001 per share, pursuant to the transfer from the DCRD Initial Shareholders (the “Founder Transfer”), (C) 8,148,526 Common Shares issued to certain former shareholders of Hammerhead Resources Inc. and (D) up to 12,737,500 Common Shares issuable upon the exercise of warrants (the “Private Warrants”) held by certain of Riverstone Global Energy and Power Fund V (Cayman), L.P. and its direct or indirect wholly-owned subsidiaries (the “Riverstone Fund V Entities”).

(4)	Represents the resale of 12,737,500 Private Warrants held by certain Riverstone Fund V Entities pursuant to the Founder Transfer.
(5)	Each Warrant is exercisable for $11.50.
(6)

Represents the issuance of (a) 15,812,491 Common Shares issuable upon the exercise of 15,812,491 warrants to purchase Common Shares that were issued in connection with the consummation of the Business Combination in exchange for warrants that were issued in the initial public offering of DCRD and that were previously exercisable for DCRD Class A ordinary shares and (b) 12,737,500 Common Shares issuable upon the exercise of the Private Warrants, based on the number of such warrants outstanding on February 23, 2023. In addition, represents the resale of 12,737,500 Common Shares issuable upon the exercise of the Private Warrants.